As Filed with the Securities and Exchange Commission on September 27, 2002
Registration No. 333-88990

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1 ON
FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	13-1872319 (I.R.S. Employer Identification No.)
501 Merritt 7 Norwalk, Connecticut (Address of Principal Executive Offices)	06856-4500 (Zip Code)

CHASE INDUSTRIES INC.
1994 LONG-TERM INCENTIVE PLAN

CHASE INDUSTRIES INC.
1997 EXECUTIVE DEFERRED COMPENSATION STOCK OPTION PLAN

CHASE INDUSTRIES INC.
1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
(Full title of the plans)

George H. Pain, Esq.
Vice President, General Counsel
and Secretary
Olin Corporation
501 Merritt 7
Norwalk, Connecticut 06856-4500
203-750-3156
(Name and address of agent for service)

Copies To:

ROBERT I. TOWNSEND, III, ESQ.
Cravath, Swaine & Moore
Worldwide Plaza, 825 Eighth Avenue
New York, New York 10019
(212) 474-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock (par value $1.00 per share)	921,388	N/A (3)	N/A (3)	N/A (3)
Participating cumulative preferred stock purchase rights	(4)	(4)	(4)	(4)

(1)    Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such indefinite additional number of shares as may be issued as a result of the anti-dilution provisions in the Chase Industries Inc. 1994 Long-Term Incentive Plan, the Chase Industries Inc. 1997 Executive Deferred Compensation Stock Option Plan and the Chase Industries Inc. 1997 Non-Employee Director Stock Option Plan (the “Plans”).

(2)    Olin Corporation (“Olin” or the “Company”) previously registered 10,748,612 shares of its common stock, par value $1.00 per share, under its Registration Statement on Form S-4 (No. 333-88990) (the “Form S-4”), which was declared effective on August 15, 2002. The number of shares registered under the Form S-4 was based on the maximum number of shares of common stock of Olin and options to purchase Olin common stock issuable pursuant to the merger of Chase and a subsidiary of Olin in exchange for shares of Chase Industries Inc. (“Chase”) common stock and options to purchase Chase common stock.

(3)    A registration fee of $17,955 was previously paid in connection with the registration of 10,748,612 shares of the Company’s common stock under the Form S-4. The registration fee paid under the Form S-4 was calculated pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). As the shares subject to options to purchase Chase common stock assumed by the Company were included in the Form S-4 for which a registration fee of $17,955 was paid with the Form S-4, no fee is payable herewith.

(4)    The participating cumulative preferred stock purchase rights (the “Rights”) are attached to the Common Stock pursuant to the Rights Agreement dated as of February 27, 1996, between Olin and Chemical Mellon Shareholder Services, L.L.C. The value attributable to the rights, if any, is reflected in the value of the Common Stock and the registration fee for the rights is included in the fee for the Common Stock.

INTRODUCTORY STATEMENT

Olin Corporation, a Virginia corporation, or Olin or the registrant or the Company, hereby amends its Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-88990), or the Form S-4, by filing this Post-Effective Amendment No. 1 on Form S-8, or the Post-Effective Amendment or this Registration Statement, relating to the sale of up to 10,748,612 shares of common stock, par value $1.00 per share, of Olin, or Olin Common Stock, of which a maximum of 921,388 shares of Olin Common Stock are issuable upon the exercise of stock options granted under the Chase Industries Inc. 1994 Long-Term Incentive Plan, the Chase Industries Inc. 1997 Executive Deferred Compensation Stock Option Plan and the Chase Industries Inc. 1997 Non-Employee Director Stock Option Plan, or collectively, the Plans.

On September 27, 2002, Plumber Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Olin, or Merger Sub, was merged with and into Chase Industries Inc., a Delaware corporation, or Chase. As a result of such merger, or the Merger, Chase became a wholly owned subsidiary of Olin and each outstanding share (other than shares owned by Olin, Merger Sub or Chase), of common stock, par value $0.01 per share, of Chase, or Chase Common Stock, was converted into the right to receive 0.64 shares of Olin Common Stock. In addition, each outstanding option issued pursuant to the Plans will no longer be exercisable for shares of Chase Common Stock, but, instead, will constitute an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the completion of the Merger, the number of shares of Olin Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Chase Common Stock subject to such option by 0.64, at a price per share of Olin Common Stock equal to (i) the aggregate exercise price for the shares of Chase Common Stock otherwise purchasable pursuant to such option divided by (ii) the aggregate number of shares of Olin Common Stock deemed purchasable pursuant to such option.

The designation of this Post-Effective Amendment as Registration No. 333-88990 denotes that the Post-Effective Amendment relates only to the shares of Olin Common Stock issuable upon the exercise of stock options under the Plans and that this is the first Post-Effective Amendment on Form S-8 to the Form S-4 filed with respect to such shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

(a)  The Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001;

(b)  The Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002;

(c)  The Company’s Special Reports on Form 8-K filed on May 8, 2002, May 9, 2002, August 14, 2002 and September 27, 2002;

(d)  The description of the Company’s Common Stock, par value $1.00 per share, contained in the Company’s Registration Statement on Form S-4 filed on May 24, 2002;

(e)  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2001; and

(f)  The description of the Series A Participating Cumulative Preferred Stock Purchase Rights contained in the Company’s Form 8-A dated February 21, 1996.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this registration statement until this offering is completed:

•	reports filed under Section 13(a) and (c) of the Securities Exchange Act of 1934;

•	definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent shareholders’ meeting; and

•	any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

Item 4.    Description of Securities.

Not applicable; the class of securities to be offered is registered under Section 12(g) of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

The validity of the newly issued shares of Common Stock of the Company will be passed upon by George H. Pain, Esq., Vice President, General Counsel and Secretary. Mr. Pain owns shares of the Company through various employee benefit plans and has options to purchase shares.

Item 6.    Indemnification of Directors and Officers.

Under Virginia law, to the extent provided in the articles of incorporation or an amendment to the by-laws approved by shareholders, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Olin by-laws provide that the directors and officers shall not be liable for monetary damages to Olin or its shareholders with respect to any transaction, occurrence or course of conduct, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under Virginia law, a corporation may indemnify any person made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, except that a corporation may not indemnify a director or officer if either:

•	the director or officer has been adjudged to be liable to the corporation or

•
in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

The Olin amended by-laws provide that Olin shall indemnify any director, officer or employee of Olin, or any person who, at the request of Olin, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in each case against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action or proceeding (whether brought in the right of Olin or any such other corporation, entity, plan or otherwise), civil or criminal, in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of Olin, or such other corporation, entity or plan while serving at the request of Olin, whether or not he continues to be such at the time such liability or expense shall have been incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

•	a majority vote of a quorum of the directors who are not parties to such proceeding

•	if there is not a quorum of such directors, by majority vote of a committee, consisting of two or more directors who are not parties to such proceeding, duly designated by the directors

•	by special legal counsel or

•	by the shareholders.

The Olin by-laws provide that any indemnification of a director, officer or employee shall be made unless:

•
the board of directors, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim for indemnification and who are not at the time parties to such claim (provided that there are at least five such directors), finds that the person seeking indemnification has not met the standards of conduct set forth in the Olin by-laws, or

•
if there are not five such directors, Olin’s principal Virginia legal counsel, as last designated by the board of directors before the occurrence of the event giving rise to the claim for indemnification, or in the event such Virginia legal counsel is unwilling to serve, then Virginia legal counsel mutually acceptable to Olin and the person seeking indemnification, delivers to Olin its written legal advice that, in such counsel’s opinion, the person seeking indemnification has not met the standards of conduct set.

Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

•	the director or officer furnishes a written statement of his good faith belief that he has met the proper standard of conduct

•	he undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification and

•	a determination on the facts then known would not preclude indemnification.

Under Virginia law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expense incurred by him in connection with that proceeding.

Under the Olin by-laws, Olin shall advance expenses incurred by a director, officer or employee prior to the final disposition of the proceeding if the director, officer or employee furnishes to Olin an undertaking to repay the amount of the expenses advanced in the event it is ultimately determined that he is not entitled to indemnification under the Olin by-laws. The Olin by-laws do not require that the director, officer or employee furnish any security for such undertaking and provide that such undertaking shall be accepted without reference to the director’s, officer’s or employee’s ability to make repayment. Olin may refrain from, or suspend payment of expenses if the Olin board of directors or Virginia legal counsel determines that the director, officer or employee has not met the standards of conduct set forth in the Olin by-laws.

Virginia law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Norwalk, State of Connecticut, on September 27, 2002.

OLIN CORPORATION

By:	/S/ JOSEPH D. RUPP
	Name: Title:	Joseph D. Rupp President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH D. RUPP Joseph D. Rupp	President and Chief Executive Officer and Director (Principal Executive Officer)	September 27, 2002

/S/ ANTHONY W. RUGGIERO Anthony W. Ruggiero	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	September 27, 2002

* Donald W. Griffin	Director and Chairman of the Board	September 27, 2002

* William H. Higgins	Director	September 27, 2002

* Randall W. Larrimore	Director	September 27, 2002

* Stephen F. Page	Director	September 27, 2002

* G. Jackson Ratcliffe, Jr.	Director	September 27, 2002

* Richard M. Rompala	Director	September 27, 2002

*By:	/S/ JOSEPH D. RUPP
Joseph D. Rupp Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Documents

4.1
Restated Articles of Incorporation as amended effective May 8, 1997 (filed as Exhibit 3 to the Company’s Form 10-Q for the fiscal quarter ended March 31, 1997 (SEC File No. 1-1070) and incorporated herein by reference).

4.2
By-laws as amended effective January 1, 2002 (filed as Exhibit 3(b) to the Company’s Form 10-K/A for the fiscal year ended December 31, 2001 (SEC File No. 1-1070) and incorporated herein by reference).

4.3
Rights Agreement dated February 27, 1996, between the Company and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent (filed as Exhibit 2 to the Company’s Form 8-A dated February 21, 1996 (SEC File No. 1-1070) and incorporated herein by reference).

4.4	Specimen Common Share certificate (filed as Exhibit 4(y) to the Company’s Registration Statement on Form S-3 dated March 22, 1994 (SEC File No. 33-52771) and incorporated herein by reference).

4.5	Form of Rights certificate (filed as Exhibit 3 to the Company’s Form 8-A dated February 21, 1996 (SEC File No. 1-1070) and incorporated herein by reference).

5	Opinion of Counsel

23.1	Consent of Independent Auditor

23.2	Consent of Counsel (contained in Exhibit 5)

24	Power of Attorney (included on the signature page of the original Registration Statement on Form S-4 (SEC File No. 333-88990) filed on May 24, 2002).